PINNACLE FINANCIAL PARTNERS, INC.

FIRST AMENDMENT TO
NAMED EXECUTIVE OFFICERS
2020 PERFORMANCE UNIT AWARD AGREEMENT

This First Amendment (the “Amendment”) to the Named Executive Officers 2020 Performance Unit Award Agreement (the “Agreement”) by and between Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”) and _____________ (the "Grantee") dated January ___, 2020, is effective this 21st day of January, 2021, and amends the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

WHEREAS, the Company and the Grantee are parties to the Agreement pursuant to which the Company has granted to the Grantee, subject to the terms and conditions of the Agreement and the Pinnacle Financial Partners, Inc. 2018 Omnibus Equity Incentive Plan (the “Plan”), certain Performance Units (as defined in the Agreement);

WHEREAS, pursuant to Section 3.1 of the Plan and Section 11.6 of the Agreement, the Company, upon the approval of the Human Resources and Compensation Committee of the Board of Directors (the “Committee”), may amend the Agreement without the consent of the Grantee if the modifications or changes to the award evidenced by the Agreement don’t materially change or impair the rights of the Grantee under the Agreement in a manner that is adverse to the Grantee;

WHEREAS, as a result of the SARS-COV-2 virus, also known as COVID-19, the Company and the Committee believe that the ROATA performance metrics established in the Agreement are unlikely to be achieved and therefore believe it is advisable and in the best interests of the Company and the Grantee to amend the Agreement to replace those performance metrics and the Committee has approved the Amendment to the Agreement; and

NOW THEREFORE, the Agreement is hereby amended as follows:

1.    Amendment to Agreement. The Agreement is hereby amended as follows:

1.1    Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

Grant of Performance Units. The Company hereby grants to the Grantee, subject to the terms and conditions set forth in this Agreement (including Exhibit A hereto) and in the Plan, Performance Units (the “Target Amount of Performance Units”) (subject to adjustment under Section 4.2 of the Plan) which may be earned by the Grantee in the event that (i) one or both of the Performance Measures for each of the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022 (each such fiscal year a “Performance Period” and collectively, the “Performance Periods”) are achieved and (ii) the Grantee remains employed by the Company, or a Subsidiary or Affiliate thereof, through the one year anniversary of the last day of the applicable Performance Period (the “Required Employment Period”); provided that to the extent that the Grantee vests in greater or less than one hundred percent (100%) of the Target Amount of Performance Units (as provided for in this Section 1(a) and Exhibit A), additional or fewer, as applicable, Performance Units than the Target Amount of Performance Units will be issued to the Grantee hereunder. For purposes of clarity and for the avoidance of doubt, the actual number of Performance Units earned by the Grantee pursuant to this Agreement may be a higher or lower number of Performance Units than the Target Amount of Performance Units. Subject to adjustment under Section 4.2 of the Plan and as provided for in Section 3 of this Agreement, the maximum number of Performance Units that the Grantee may earn under this Agreement shall be__ (the “Maximum Amount of Performance Units”). Subject to, and in accordance with, the terms of Section 1(b) of this Agreement, the Company shall issue to the Grantee one share of the Company's common stock, $1.00 par value per share (the "Common Stock"), for each Performance Unit that is earned by the Grantee pursuant to the terms of this Agreement. The Compensation Committee shall determine whether the Company’s performance exceeds the applicable levels of the Performance Measures set forth on Exhibit A with respect to a Performance Period.

1.2    Section 3(b) of the Agreement is deleted in its entirety and replaced with the following:

(b) Adjustment of Dividend Equivalents on Performance Units. If any Performance Unit granted under this Agreement is not earned (or is otherwise forfeited) for any reason, including as a result of (i) the failure of the Company to achieve either of the Performance Measures for any Performance Period at or above any minimum or threshold level required pursuant to the Performance Measures attached hereto as Exhibit A; (ii) the failure of Pinnacle Bank’s NPA Ratio as of December 31, 2024 to be equal to or less than [___]%; (iii) the Grantee’s employment with the Company, or any Subsidiary or Affiliate thereof, terminating prior to the one-year anniversary of the last day of an applicable Performance Period; or (iv) the extent to which the Maximum Amount of Performance Units are not earned, any dividend or distribution previously credited with respect to such Performance Unit, whether in the form of cash, property or additional Performance Units, shall be forfeited on the date on which the underlying Performance Units are forfeited.

1.3    Exhibit A of the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.    Except as expressly modified hereby, the Agreement shall remain in full force and effect.

3.    This Amendment shall be governed and construed exclusively in accordance with the laws of the State of Tennessee applicable to agreements to be performed in the State of Tennessee.

Exhibit A
Performance Measures

See attached.

Exhibit A
Performance Measures

Award Tied to Fiscal 2020 Performance. Should the Company’s Return on Average Tangible Assets for the fiscal year ended December 31, 2020 (“Fiscal 2020”) be less than [ ]% (the “Fiscal 2020 Threshold Amount of ROATA”), then one-third of the Performance Units awarded under the Agreement shall be forfeited as of the earlier of the date that the Company’s Annual Report on Form 10-K for Fiscal 2020 is filed with the Securities and Exchange Commission (the “SEC”) or such other regulatory body or agency as such Annual Report shall be required to be filed or the last date that such Form 10-K could be timely filed with the SEC or such other regulatory body or agency, in either case, if the Company is then required to file such reports or, if the Company is not then required to file such reports, the date by which such Annual Report would have been required to be filed with the SEC or such other regulatory body or agency on a timely basis if the Company was at such time still required to file such reports, and no shares of the Common Stock shall be issued to the Grantee in regards to the portion of the Performance Units granted hereunder related to the Company’s Fiscal 2020 Performance Period.

Should the Company’s Return on Average Tangible Assets for Fiscal 2020 equal [ ]% (the “Fiscal 2020 Target Amount of ROATA”) then so long as the Required Employment Period applicable thereto is met by the Grantee, one-third of the Target Amount of Performance Units shall be settled by the issuance to the Grantee of one share of the Company’s Common Stock for each such vested Performance Unit (less any shares withheld pursuant to Section 6 of the Agreement, if any) in accordance with, and subject to, Section 1(b) of the Agreement.

Should the Company’s Return on Average Tangible Assets for Fiscal 2020 be equal to or greater than [ ]% (the “Fiscal 2020 Maximum Amount of ROATA”) then so long as the Required Employment Period applicable thereto is met by the Grantee one-third of the Maximum Amount of Performance Units shall be settled by the issuance to the Grantee of one share of the Company’s Common Stock for each such vested Performance Unit (less any shares withheld pursuant to Section 6 of the Agreement, if any) in accordance with, and subject to, Section 1(b) of the Agreement.

In the event that the Company’s Return on Average Tangible Assets for the Fiscal 2020 Performance Period is between the Fiscal 2020 Threshold Amount of ROATA and the Fiscal 2020 Target Amount of ROATA or between the Fiscal 2020 Target Amount of ROATA and the Fiscal 2020 Maximum Amount of ROATA, straight line interpolation, rounded up to the next whole share of Common Stock, will be used to determine the number of Performance Units that shall vest and, subject to Grantee’s satisfying the Required Employment Period, be settled in shares of the Company’s Common Stock in accordance with, and subject to, Section 1(b) of the Agreement based on the Fiscal 2020 Performance Period..

Awards Tied to Fiscal 2021 and Fiscal 2022 Performance.

One third of the Performance Units granted under the Agreement may be earned by the Grantee based on the Company’s Relative ROATCE (as defined below) and Relative TBV

Accretion (as defined below) performance for each of the fiscal years ending December 31, 2021 (“Fiscal 2021”) and December 31, 2022 (“Fiscal 2022”), which shall be weighted equally (such Performance Units, the “Relative ROATCE Performance Units” and the “Relative TBV Accretion Performance Units,” respectively).

(a) Relative ROATCE (1/2 weighting):

The Grantee may earn Relative ROATCE Performance Units based on the Company’s Return on Average Tangible Common Equity (“ROATCE”) for the relevant Performance Period relative to the ROATCE for the peer financial institutions identified on Annex 1 attached hereto (hereinafter referred to as the “Peer Group Companies”) for such Performance Period, which calculation shall be computed by taking the Company’s ROATCE for such Performance Period and comparing that to the ROATCE for each of the Peer Group Companies for such Performance Period (“Relative ROATCE”), using the method known as the “Continuous Percentile Rank Calculation” which interpolates the Company’s rank in relation to the Peer Group Companies that perform just above and below the Company (as further detailed below).

For purposes of this Exhibit A, “Return on Average Tangible Common Equity” means, for each of the Company and the Peer Group Companies, the quotient, expressed as a percentage rounded to two decimal places, of (I) such company’s net income for the relevant Performance Period divided by (II) such company’s average tangible common equity for the relevant Performance Period, in each case as reflected in such company’s Annual Report on Form 10-K (if such company is required to file such Annual Report) for Fiscal 2021 or Fiscal 2022, as applicable, or such other financial report as the company shall prepare if not required to file an Annual Report on Form 10-K.

The Compensation Committee may, in its good faith discretion, adjust the Return on Average Tangible Common Equity with respect to the Company or any Peer Group Company to eliminate the effects of the following: (a) gains or losses on the sale (or contemplation of a sale) of a business or a business segment, (b) gains or losses on the extinguishment or restructuring of indebtedness, including Federal Home Loan Bank advances, or the sale of investment securities,
(c) asset or investment impairment charges (other than those related to such company’s loan portfolio in the ordinary course of business), (d) restructuring charges, including charges or expenses associated with transactions involving the unwinding of previously entered into interest rate swaps, caps, hedges or other balance sheet derivative transactions, (e) changes in law (including federal and state tax laws) or accounting principles, (f) losses or other expenses associated with other real estate owned (g) costs or expenses associated with any merger or acquisition affecting such company or any of its subsidiaries, (h) any other expenses or losses resulting from significant, unusual and/or nonrecurring events and (i) events, including those resulting from macro-economic conditions that impact the Company’s financial condition or results of operations in a significant manner, either not directly related to the operations of such company or not within the reasonable control of the company’s management, in each case if applicable. Moreover, and without limiting the foregoing, Return on Average Tangible Common Equity may be adjusted by the Committee to exclude the effects of any corporate transaction affecting the shares of the Company’s Common Stock as described in Section 4.2 of the Plan.

(b) Relative TBV Per Share Plus Common Dividends Accretion (1/2 weighting):

The Grantee may earn Relative TBV Accretion Performance Units based on the Company’s Tangible Book Value Per Common Share plus Common Dividends Accretion (“TBV Accretion”) for the relevant Performance Period relative to the TBV Accretion for the Peer Group Companies for the relevant Performance Period (“Relative TBV Accretion”), using the Continuous Percentile Rank Calculation methodology.

For purposes of this Exhibit A, “TBV Accretion” means, for each of the Company and the Peer Group Companies, the quotient, which may be positive or negative, expressed as a percentage, rounded to two decimal places, resulting from dividing (x) the sum of (I) the difference between (A) the Company’s or the Peer Group Companies’, as applicable, tangible book value per common share as of December 31, 2021 or December 31, 2022, as applicable, and (B) the Company’s or the Peer Group Companies’, as applicable, tangible book value per common share as of December 31, 2020 or December 31, 2021 (as applicable) and (II) the dividends declared on shares of the Company’s, or such Peer Group Companies’, common stock during the relevant Performance Period by (y) the Company’s or the Peer Group Companies’, as applicable, tangible book value per share as of December 31, 2020 or December 31, 2021, as applicable (such calculation, the “TBV/SH Plus Dividends Accretion Amount”). The TBV/SH Plus Dividends Accretion Amount for the Company and each of the Peer Group Companies, as applicable, shall, in each case, be calculated utilizing (i) financial data contained in such company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q (if such company is required to file such Annual or Quarterly Reports) for Fiscal 2021 or Fiscal 2022, as applicable, or such other financial report as such company shall prepare if not required to file an Annual Report on Form 10-K or (ii) such other financial data and calculation methodology as the Compensation Committee shall reasonably determine applied consistently among the Company and the Peer Group Companies.

The Compensation Committee may, in its good faith discretion, adjust the TBV Accretion with respect to the Company or any Peer Group Company to eliminate the effects of the following: (a) gains or losses on the sale (or contemplation of a sale) of a business or a business segment, (b) gains or losses on the extinguishment or restructuring of indebtedness, including Federal Home Loan Bank advances, or the sale of investment securities, (c) asset or investment impairment charges (other than those related to such company’s loan portfolio in the ordinary course of business), (d) restructuring charges, including charges or expenses associated with transactions involving the unwinding of previously entered into interest rate swaps, caps, hedges or other balance sheet derivative transactions, (e) changes in law (including federal and state tax laws) or accounting principles, (f) losses or other expenses associated with other real estate owned (g) costs or expenses associated with any merger or acquisition affecting such company or any of its subsidiaries, (h) any other expenses or losses resulting from significant, unusual and/or nonrecurring events and (i) events, including those resulting from macro-economic conditions that impact the Company’s financial condition or results of operations in a significant manner, either not directly related to the operations of such company or not within the reasonable control of the company’s management, in each case if applicable. Moreover, and without limiting the foregoing, TBV Accretion may be adjusted by the Committee to exclude the effects of any corporate transaction affecting the shares of the Company’s Common Stock as described in Section 4.2 of the Plan.

Relative ROATCE and Relative TBV Accretion will be determined by ranking the Company’s and each Peer Group Company’s ROATCE and TBV Accretion performance, respectively, from highest to lowest for the relevant Performance Period. After this ranking, the percentile performance of the Peer Group Companies performing just above and just below the Company will be determined as follows:

Ppeer = 1 -	R -
N - 1
Where:
“Ppeer” represents the percentile performance of the Peer Group Company which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“R”     represents the Peer Group Company’s ranking among the members of the Peer Group Companies, excluding the Company.
“N”     represents the number of Peer Group Companies, excluding the Company.

Then, the Company’s interpolated percentile performance between the percentile performances of such Peer Group Companies will be determined as follows:

PCompany	=	Pa	+	(Pb - Pa)	x	(Xa – XCompany)
(Xa - Xb)
Where:
“Pa” represents the percentile performance of the Peer Group Company just above the Company.
“Xa” represents the ROATCE or TBV Accretion, as applicable for the Peer Group Company just above the Company.
“Pb” represents the percentile performance of the Peer Group Company just below the Company.
“Xb” represents the ROATCE or TBV Accretion, as applicable for the Peer Group Company just below the Company.
“XCompany” represents the ROATCE or TBV Accretion, as applicable for the Company.
“PCompany” represents the percentile performance of the Company which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

Number of PSUs Earned

Subject to the Maximum Award Cap (as defined below), the total number of Performance Units earned for the relevant Performance Period by the Grantee shall equal the sum of the Relative ROATCE Performance Units earned and the Relative TBV Accretion Performance Units earned for such Performance Period (with linear interpolation for earning between levels) pursuant to the following table:

Performance Goal Achieved(1)	Percent of Target Award Earned (payout percentage)(2)
At or below the 25th percentile:	0%
At 26th percentile (Threshold):	1%
At 50th percentile:	50%
At 75th percentile (Target):	100%
At 95th percentile (Maximum):	200%
(1) Percentile performance shall be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
(2) Percent of Target Award Earned shall be determined for the target amount of Relative ROATCE Performance Units (1/2 weighting) and the Relative TBV Accretion Performance Units (1/2 weighting).

The percentage of Relative ROATCE Performance Units and Relative TBV Accretion Performance Units that become earned for the relevant Performance Period shall be interpolated between payout levels for performance between each performance level set forth above. In the event that the total number of Performance Units earned for such Performance Period by the Grantee shall, when adding together the Relative ROATCE Performance Units and Relative TBV Accretion Performance Units earned for such Performance Period, constitute more than 150% of the Target Performance Units granted for such Performance Period, then the total number of Performance Units earned for such Performance Period shall be reduced to an exact number of Performance Units that constitutes 150% of the Target Performance Units granted for such Performance Period (the “Maximum Award Cap”).

Return on Average Tangible Assets. For purposes of this Exhibit A, “Return on Average Tangible Assets” means the quotient, expressed as a percentage rounded to two decimal points, of (I) the Company’s net income for the applicable Performance Period as reported in the Company’s audited financial statements for the applicable Performance Period divided by (II) the Company’s average tangible assets for the applicable Performance Period as reflected in the Company’s Annual Report on Form 10-K (if the Company is required to file such Annual Report) for the applicable Performance Period, or such other financial report as the Company shall prepare if not required to file an Annual Report on Form 10-K, as adjusted to eliminate the effects of the following: (a) gains or losses on the sale of a business or a business segment, (b) gains or losses on the extinguishment of debt or the sale of investment securities, (c) asset or investment impairment charges (other than those related to the Company’s loan portfolio in the ordinary course of business), (d) restructuring charges, (e) changes in law or accounting principles, (f) any other expenses or losses resulting from significant, unusual and/or nonrecurring events and (g) events either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, in each case as and if determined in good faith by the Compensation Committee. Moreover, and without limiting the foregoing, Return on Average Tangible Assets shall be adjusted to exclude the effects of any costs or expenses associated with any merger or acquisition affecting the Company or any of its Subsidiaries or any other corporate transaction affecting the shares of the Company’s Common Stock as described in Section 4.2 of the Plan.

NPA Ratio. When calculating the NPA Ratio for purposes of the Agreement, in the event that the Company or a subsidiary of the Company acquires a finance company, financial institution or a holding company of a financial institution or a branch office thereof, by way of merger or otherwise, or in the event the Company or a subsidiary of the Company shall acquire in an arms- length purchase from a third party any low-quality asset, such acquired non-performing assets or purchased low-quality assets shall be excluded from the calculation of the NPA Ratio.

Peer Group Company. For the Purposes of this Exhibit A, “Peer Group Company and Peer Group Companies” means the peer financial institutions identified on Annex 1 attached hereto.

Statement on Section 162(m) of the Code. For the avoidance of doubt, this Award need not be administered consistent with the “qualified performance-based compensation” rules of Section 162(m) of the Code, as in effect prior to January 1, 2018.

ANNEX 1
Peer Group Companies

Synovus Financial Corp.
TCF Financial Corp.
Wintrust Financial Corp.
Valley National Bancorp
Cullen/Frost Bankers Inc.
South State Corporation
F.N.B. Corp.
Western Alliance Bancorp
Prosperity Bancshares Inc.
Hancock Whitney Corp.
Commerce Bancshares Inc.
Sterling Bancorp
UMB Financial Corp.
Umpqua Holdings Corp.
PacWest Bancorp
Bank OZK
Fulton Financial Corp.
BancorpSouth Bank
Simmons First National Corp.
First Midwest Bancorp Inc.
Atlantic Union Bankshares Corp.

The Peer Group Companies may be changed as follows:

(i) In the event of a merger, acquisition, or business combination transaction of a Peer Group Company with or by another Peer Group Company, the surviving entity shall remain a Peer Group Company.

(ii) In the event of a merger of a Peer Group Company with an entity that is not a Peer Group Company, or the acquisition or business combination transaction by or with a Peer Group Company, or with an entity that is not a Peer Group Company, in each case where the Peer Group Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Group Company.

(iii) In the event of a merger, acquisition, or business combination transaction of a Peer Group Company by or with an entity that is not a Peer Group Company or a “going private” transaction involving a Peer Group Company where the Peer Group Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Group Company.

(iv) In the event of a bankruptcy, liquidation, or delisting of a Peer Group Company, such company shall remain a Peer Group Company and the lowest rank shall be assigned such Peer Group Company.

(v) The Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a Peer Group Company no longer satisfying the criteria for which such company was originally selected.